Exhibit 99.1

Investor Contact:	Corporate Contact:	Media Contact:
Doug Sherk / Jenifer Kirtland	Steve Martin	Amber Winans
415-896-6820	858-795-7525	858-795-7584
jkirtland@evcgroup.com	IR@bakbone.com	amber.winans@bakbone.com

FOR IMMEDIATE RELEASE

BakBone Software Reports Third Quarter Fiscal 2009 Financial Results

Bookings Increase 11% Sequentially to $15.5 Million,

Company Generates EPS of $0.01 Per Share

SAN DIEGO, Calif. — February 9, 2009 — BakBone Software, Incorporated (Pink Sheets: BKBO), a global provider of heterogeneous integrated data protection solutions, today announced its financial results for the third quarter ended December 31, 2008.

Third Quarter Fiscal 2009 Financial Highlights include:

Revenues	$14.3 million
Net income	$0.7 million
Diluted Earnings per Share	$0.01
Total Bookings	$15.5 million
Total Cash at December 31, 2008	$7.8 million

“During the fiscal third quarter, the BakBone team executed our strategy of delivering to customers cost efficient data protection solutions that are mission-critical in good and bad economic times,” said Jim Johnson, President and CEO, BakBone. “As a result, we generated sequential bookings growth of 11% and year over year revenue growth of 10%. Our bookings were flat with the third quarter of fiscal 2008, although last year’s quarter was favorably impacted by a transaction with a single customer valued at approximately $1.9 million. In addition, we lowered our operating costs.”

For the quarter ended December 31, 2008, total revenue, which consists of software revenue and maintenance and professional services revenue, increased 10% to $14.3 million from $13.0 million in the third quarter of fiscal year 2008 and 5.6% from $13.6 million in the second quarter of fiscal 2009. The operating loss was $1.0 million in the third quarter of fiscal year 2009 compared to

$1.3 million in the third quarter of fiscal year 2008. Net income totaled $0.7 million, or $0.01 per diluted share, in the third quarter of fiscal year 2009 compared with a net loss of $0.6 million or ($0.01) per diluted share, in the third quarter of fiscal year 2008. The difference in the operating loss and net income was primarily due to foreign exchange gains.

Cash used in operating activities was $0.4 million in the nine months ended December 31, 2008, an improvement of $2.2 million from the comparable nine month period of fiscal 2008. Total cash at December 31, 2008 totaled $7.8 million, a decrease of approximately $0.7 million from September 30, 2008 related primarily to the timing of customer collections as well as professional fees associated with the Company’s past due financial filings.

For the nine months ended December 31, 2008, revenue totaled $41.6 million as compared with $37.1 million for the nine months ended December 31, 2007. Net loss totaled $4.3 million, or ($0.07) per share, for the nine months of fiscal year 2009 compared with a net loss of $6.6 million or ($0.10) per share, for the nine months of fiscal year 2008.

“Last week, we completed the filing of our 2007 and 2008 audited financial results along with the first two quarters of fiscal 2009, which were important milestones for our Company,” said Steve Martin, senior vice president and chief financial officer, BakBone. “Today’s on-time reporting of third quarter financial results, as well as our filing of the application to revoke cease trade orders in Canada, illustrates progress toward our goal of implementing best practice shareholder communications and reporting.”

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Conference Call Information

The company has scheduled a conference call for February 9, 2009 at 2:00 p.m. PST to discuss the results for the quarter ended December 31, 2008. The call will be hosted by Jim Johnson, CEO of BakBone Software and Steve Martin, CFO of BakBone Software.

This call will be webcast and can be accessed at www.bakbone.com by clicking on “Company Info” and then “Investor Relations.” The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

About BakBone Software

BakBone is committed to making data protection a simple, straightforward process while delivering its Integrated Data Protection (IDP) strategy through an award-winning product suite. This suite provides unprecedented capabilities not only to protect critical data – but more importantly, to ensure the availability of that data as well. BakBone’s products offer a single point of control for managing resources across all platforms, providing improved operational efficiency, reduced system downtime, improved availability and enhanced security to support the business growth of enterprise environments. Thousands of users worldwide leverage BakBone’s IDP approach to simplify the management of multi-platform environments with a portfolio of backup, disaster recovery, replication and storage reporting solutions for Linux, Windows, Unix and Mac OS environments. These scalable data protection solutions address the demands of Global 5000 organizations and are distributed through a worldwide network of select OEM partners, strategic partners, resellers and solution providers. BakBone is headquartered in San Diego, Calif. For more information about BakBone, visit www.bakbone.com or email info@bakbone.com.

Safe Harbor

This press release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors, which, if they do not materialize or prove correct, could cause BakBone’s results to differ materially from historical results, or those expressed or implied by such forward-looking statements. The potential risks and uncertainties may include, but are not limited to: BakBone’s ongoing review of its financial statements and efforts to become current in its reporting with the Securities and Exchange Commission and the Canadian Securities Commissions; the deteriorating economic and market conditions that could lead to reduced spending on information technology products; competition in our target markets; potential capital needs; management of future growth and expansion; the development, implementation and execution of the Company’s Integrated Data Protection (IDP) strategic vision; risk of third-party claims of infringement; protection of proprietary information; customer acceptance of the Company’s existing and newly introduced products and fee structures; and the success of BakBone’s brand development efforts; risks associated with strategic alliances; reliance on distribution channels; product concentration; need to develop new and enhanced products; potential product defects; our ability to hire and retain qualified employees and key management personnel; and risks associated with changes in domestic and international market conditions and the entry into and development of international markets for the Company’s products. Our forward-looking statements should be considered in the context of these and other risk factors disclosed in our most recent report filed with the Securities and Exchange Commission, which may be found at www.sec.gov, as well as those risk factors disclosed in our current report filed with the Canadian Securities Commissions, which is available on SEDAR at www.sedar.com. All future written and oral forward-looking statements made by us or on our behalf are also subject to these factors. BakBone assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made, other than as required under applicable securities laws.

The common shares of BakBone Software are currently subject to cease trade orders in the Canadian jurisdictions of Alberta, British Columbia and Ontario due to delays in the filing of the Company’s financial statements. Although these cease trade orders do not prevent investors, who are not resident in or otherwise subject to the laws of Alberta, British Columbia or Ontario, from trading the common shares of BakBone on the Pink Sheets in the United States, investors are encouraged to obtain legal advice to ensure that these trades are not violating the cease trade orders. BakBone continues to work to resolve all outstanding issues which have prevented filing of its financial statements, however an exact date for filing of these financial statements cannot be determined at this time.

BakBone® , BakBone Software®, NetVault®, Application Plugin Module™, BakBone logo®, Integrated Data Protection™, Redefining Data Protection™, Constant Data™, Constant Data logo™, Constant Replicator™, OnDemand Replicator™, and Constant HA Cluster™, are all trademarks or registered trademarks of BakBone Software, Inc., in the United States and/or in other countries. All other brands, products or service names are or may be trademarks, registered trademarks or service marks of, and used to identify, products or services of their respective owners.

BAKBONE SOFTWARE INCORPORATED

Condensed Consolidated Balance Sheets

(unaudited, in thousands)

	Fiscal Period Ended
	(in thousands)
	December 31, 2008	March 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$7,504	$9,496
Restricted cash	269	598
Accounts receivable, net	10,721	12,449
Prepaid and Other current assets	1,410	1,780

Total current assets	19,904	24,323
Property and equipment, net	3,055	3,558
Intangible assets, net	900	1,177
Goodwill	7,615	7,615
Other assets	1,053	1,167

Total assets	$32,527	$37,840

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$8,627	$9,951
Current portion of deferred revenue	44,188	44,890

Total current liabilities	52,815	54,841
Deferred revenue, excluding current portion	51,308	51,810
Other liabilities	966	1,418

Total liabilities	105,089	108,069

Shareholders’ deficit	(72,562)	(70,229)
Total liabilities and shareholders’ deficit	$32,527	$37,840

BAKBONE SOFTWARE INCORPORATED

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share data)

	Three months ended December 31,		Nine months ended December 31,
	2008	2007	2008	2007
Revenues, net	$14,348	$13,049	$41,606	$37,146
Cost of revenues	1,831	1,542	5,376	4,455

Gross profit	12,517	11,507	36,230	32,691

Operating expenses:
Sales and marketing	6,421	6,948	20,603	21,453
Research and development	2,647	2,396	8,425	7,403
General and administrative	4,485	3,418	12,732	11,301

Total operating expenses	13,553	12,762	41,760	40,157

Operating loss	(1,036)	(1,255)	(5,530)	(7,466)
Realized gain on sale of marketable securities	—	229	—	655
Other income	1,791	456	1,431	284

Income (loss) before income taxes	755	(570)	(4,099)	(6,527)
Provision for income taxes	94	38	229	93

Net income (loss)	$661	$(608)	$(4,328)	$(6,620)

Net income (loss) per common share:
Basic	$0.01	$(0.01)	$(0.07)	$(0.10)

Diluted	$0.01	$(0.01)	$(0.07)	$(0.10)

Weighted-average common shares outstanding:
Basic	64,610	64,542	64,616	64,542

Diluted	82,647	64,542	64,616	64,542

BAKBONE SOFTWARE INCORPORATED

Condensed Consolidated Statements of Cash Flows

(unaudited, in thousands)

	Nine months ended December 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(4,328)	$(6,620)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,252	1,263
Loss on disposal of capital assets	19	11
Stock-based compensation	229	1,663
Operating expenses funded by financing arrangement	59	88
Gain on sale of available-for-sale securities	—	(655)
Other changes in assets and liabilities	2,358	1,596

Net cash used in operating activities	(411)	(2,654)

Cash flows from investing activities:
Proceeds from sale of available-for-sale securities	—	709
Capital expenditures	(946)	(618)
Release of restricted cash	227	—

Net cash provided by (used in) investing activities	(719)	91

Cash flows from financing activities:
Payments on capital lease obligations	(186)	(270)
Payments on long-term debt obligations	(419)	(309)

Net cash used in financing activities	(605)	(579)

Effect of exchange rates on cash and cash equivalents	(257)	182

Net decrease in cash and cash equivalents	(1,992)	(2,960)
Cash and cash equivalents, beginning of period	9,496	10,679

Cash and cash equivalents, end of period	$7,504	$7,719

BAKBONE SOFTWARE INCORPORATED

Reconciliation of Bookings to U.S. GAAP Revenue (1)

(unaudited, in thousands)

	Three months ended December 31,		Nine months ended December 31,
	2008	2007	2008	2007
Revenues sourced from current period bookings:
Total bookings for the period	$15,541	$15,424	$43,844	$42,028
Bookings deferred into subsequent periods	(14,273)	(14,465)	(35,466)	(34,600)

Revenues from current period bookings	1,268	959	8,378	7,428
Revenues sourced from prior period bookings:	13,080	12,090	33,228	29,718

Total revenues recognized in the period	$14,348	$13,049	$41,606	$37,146

(1)	We define bookings as the gross dollars invoiced through the sale of software licenses, maintenance contracts and professional services. We utilize bookings information as an operations measure, but it is not intended to replace U.S. GAAP accounting. Under the ratable revenue recognition method, license bookings are recognized as revenue over the appropriate period (generally three to five years). In general, variations in revenues period-over-period are affected by the amortization of current and prior period license bookings. Accordingly, we believe that trends in current and historical bookings are key factors in analyzing our operating results.